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OMB Number:	3235-0145
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

CITIZENS FIRST FINANCIAL CORP.

(Name of Issuer)

COMMON STOCK PAR VALUE $.01 PER SHARE

(Title of Class of Securities)

174623-10-8

(CUSIP Number)

12-31-04

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (12-02)

CUSIP No. 174623-10-8	Page 2 of 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). C. WILLIAM LANDEFELD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization UNITED STATES CITIZEN

	5.	Sole Voting Power
		141,381 SHARES
Number of	6.	Shared Voting Power
Shares		13,225 SHARES
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		141,381 SHARES
Person
With:	8.	Shared Dispositive Power
		13,225 SHARES

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 154,606 SHARES

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 9.6%

12.	Type of Reporting Person (See Instructions) IN

ITEM 1.

(A)	NAME OF ISSUER:

CITIZENS FIRST FINANCIAL CORP.

(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

2101	NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

ITEM 2.

(A)	NAME OF PERSON FILING: C. WILLIAM LANDEFELD

(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

2101	NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

(C)	CITIZENSHIP

UNITED STATES CITIZENS

(D)	TITLE OF CLASS OF SECURITIES

COMMON STOCK PAR VALUE $.01 PER SHARE

(E)	CUSIP NUMBER:

174623-10-8

ITEM 3.        NOT APPLICABLE

ITEM 4.        OWNERSHIP

(A)	AMOUNT BENEFICIALLY OWNED
154,606 SHARES

(B)	PERCENT OF CLASS
9.6%

(C)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(I)	SOLE POWER TO VOTE OR DIRECT THE VOTE 141,381 SHARES
(II)	SHARED POWER TO VOTE OR DIRECT THE VOTE 13,225 SHARES
(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 141,381 SHARES
(IV)	SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 13,225 SHARES

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

13,225 OF THE SHARES DESCRIBED ABOVE ARE OWNED BY MR. LANDEFELD’S WIFE. MR. LANDEFELD SHARES INVESTMENT AND VOTING POWER OVER THESE SHARES.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                      ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                      HOLDING COMPANY

NOT APPLICABLE

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.        CERTIFICATION

NOT APPLICABLE

SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

    February 14, 2005

/s/C. William Landefeld
C. William Landefeld